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                 Baxter International Inc. and Subsidiaries

       Exhibit 11.1 - Computation of Primary Earnings Per Common Share


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(Unaudited) (in millions, except per share data)             Three Months Ended
                                                                      March 31,
                                                             1996          1995
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EARNINGS
  Income from continuing operations applicable
   to common stock                                           $138           $98
  Income from discontinued operations                          20            47
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  Net income available for common stock                      $158          $145
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SHARES
  Weighted average number of common
   shares outstanding                                         272           281
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PRIMARY EARNINGS PER COMMON SHARE
  Income from continuing operations                         $0.51         $0.35
  Income from discontinued operations                        0.07          0.17
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  Net income                                                $0.58         $0.52
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